UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2006

Ashworth, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14547	84-1052000
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2765 Loker Avenue West, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	760-438-6610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2006, the board of directors of Ashworth, Inc. (the "Company") appointed Peter Holmberg as Executive Vice President of Green Grass Sales and Merchandising. In connection with such appointment, the Company and Mr. Holmberg entered into the Amended and Restated Employment Agreement (the "Employment Agreement"), effective as of October 25, 2006. Under the Employment Agreement, Mr. Holmberg shall receive an annual base salary of $225,000 and is eligible to earn an annual bonus up to a maximum of 40% of his annual base salary based and conditioned on the Company’s achievement of certain financial targets. Mr. Holmberg shall, among other things, also receive an automobile allowance of $1,000 per month.

If Mr. Holmberg is terminated within two years of the effective date of the Employment Agreement as a result of a Qualifying Termination (as defined in the Employment Agreement) and if Mr. Holmberg delivers and does not revoke a fully executed release and waiver of all claims against the Company, then the Company shall pay Mr. Holmberg the equivalent of 12 months of his then-current annual base salary, which is in lieu of any other severance payment benefits that otherwise may at that time be available under the Company’s applicable policies; provided, however, that the Employment Agreement is not intended to modify or supersede the change in control agreement between the Company and Mr. Holmberg.

The foregoing description of the Employment Agreement is qualified in its entirety by the terms of such agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:
The following exhibits are furnished with this current report on Form 8-K:

Exhibit No. Description of Exhibit

10.1 Amended and Restated Employment Agreement with Peter Holmberg effective October 25, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ashworth, Inc.

October 31, 2006	By:	Peter M. Weil

Name: Peter M. Weil
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement with Peter Holmberg effective October 25, 2006.